Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151608

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee
7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A	$747,500,000	$29,377	(1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act. Pursuant to Rule 457(p) of the Securities Act, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to Registration Statement on
Form S-3 (No. 333-121553) and have been carried forward, of which $29,377 is offset against the registration fee due for this offering and $64,137 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT (To Prospectus dated June 12, 2008)

KeyCorp

6,500,000 Shares

7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

KeyCorp is offering 6,500,000 shares of its 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $100 per share (the “Series A Preferred Stock”).

Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of March, June, September and December of each year, commencing on September 15, 2008, at a rate per annum equal to 7.750%. If our board of directors has not declared a dividend on the Series A Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

Each share of the Series A Preferred Stock will be convertible at any time, at your option, into 7.0922 of our common shares (equivalent to an initial conversion price of approximately $14.10 per common share), plus cash in lieu of fractional shares, subject to adjustment as described in this prospectus supplement. The conversion rate will be adjusted as described in this prospectus supplement upon the occurrence of certain other events.

On or after June 15, 2013, if the closing price of one of our common shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, including the last day of such period, we may, at our option, cause some or all of the then outstanding Series A Preferred Stock to be automatically converted into our common shares at the then prevailing conversion rate.

The Series A Preferred Stock will not be redeemable at any time.

The Series A Preferred Stock will not have any voting rights, except as set forth under “Description of Series A Preferred Stock—Voting Rights” on page S-41.

We are also making a concurrent offering of 85,106,383 of our common shares (or 97,872,340 common shares if the underwriters exercise their over-allotment option in full) in a public offering. That offering is being made by a separate prospectus supplement and is not part of the offering to which this prospectus supplement relates. The common share offering and this offering are not contingent upon one another.

The shares of Series A Preferred Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our Series A Preferred Stock involves risks. See “Risk Factors” beginning on page S-12 to read about factors you should consider before buying Series A Preferred Stock.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$100.00	$650,000,000
Underwriting discounts and commissions	$ 3.00	$19,500,000
Proceeds to KeyCorp (before expenses)	$ 97.00	$630,500,000

Application will be made to list the Series A Preferred Stock on the New York Stock Exchange under the symbol “KEY PrG.” If approved, we expect trading in the Series A Preferred Stock on the New York Stock Exchange to begin within 30 days after the original issue date.

The underwriters also may purchase up to an additional 975,000 shares of Series A Preferred Stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

The underwriters expect to deliver the Series A Preferred Stock in book-entry form only, through the facilities of The Depository Trust Company on or about June 18, 2008.

This prospectus supplement and the accompanying prospectus may be used by our broker-dealer affiliate, KeyBanc Capital Markets Inc., in connection with offers and sales of the Series A Preferred Stock in market-making transactions, at negotiated prices related to prevailing market prices at the time of sale or otherwise. KeyBanc Capital Markets Inc. may act as principal or agent in such transactions.

Sole Bookrunning Manager

Citi

Sole Structuring Advisor

Joint Lead Managers

KeyBanc Capital Markets	UBS Investment Bank	Morgan Stanley	Merrill Lynch & Co.

June 12, 2008

Prospectus Supplement

Prospectus

Page
Where You Can Find More Information	1
Consolidated Earnings Ratios	2
Validity of Securities	2
Experts	2

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. KeyCorp’s business, financial condition, results of operations and prospects may have changed since such dates.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean KeyCorp.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•

Current Reports on Form 8-K filed on January 22, 2008 (two reports), February 19, 2008, February 27, 2008, March 3, 2008, April 17, 2008, April 28, 2008 (filed on Form 8-K/A), May 29, 2008 and June 12, 2008; and

•

The description of our common shares set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Unless otherwise stated in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Investor Relations

(216) 689-6300

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words or expressions or conditional verbs such as “will,” “would,” “could,” and “should.”

Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors:

•	Interest rates could change more quickly or more significantly than management expects, which may have an adverse effect on KeyCorp’s financial results.

•	Trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which KeyCorp operates, as well as its financial condition and results of operations.

•

Changes in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets, could adversely affect KeyCorp’s ability to raise capital or other funding for liquidity and business purposes, as well as its revenues from client-based underwriting, investment banking and other capital markets-driven businesses.

•

Recent problems in the housing markets and related conditions in the financial markets, or other issues, such as the high price of oil or other commodities, could cause further deterioration in general economic conditions, or in the condition of the local economies or industries in which KeyCorp has significant operations or assets, and, among other things, materially impact credit quality in existing portfolios and/or KeyCorp’s ability to generate loans in the future.

•

Increasing interest rates or further weakening economic conditions could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans. Additionally, the allowance for loan losses may be insufficient if the estimates and judgments management used to establish that allowance prove to be inaccurate.

•	Increased competitive pressure among financial services companies may adversely affect KeyCorp’s ability to market its products and services.

•

It could take KeyCorp longer than anticipated to implement strategic initiatives, including those designed to grow revenue or manage expenses; KeyCorp may be unable to implement certain initiatives; or the initiatives may be unsuccessful.

•	Acquisitions and dispositions of assets, business units or affiliates could adversely affect KeyCorp in ways that management has not anticipated.

•	KeyCorp may experience operational or risk management failures due to technological or other factors.

•	Changes in accounting principles, or in tax laws, rules and regulations could have an adverse effect on KeyCorp’s financial results or its capital.

•	KeyCorp may become subject to new legal obligations or liabilities, or the unfavorable resolution of pending litigation may have an adverse effect on its financial results or its capital.

•	KeyCorp may become subject to new or heightened regulatory practices, requirements or expectations which may impede its profitability.

•

Terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on KeyCorp’s financial results or condition and that of its borrowers.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption “Where You Can Find More Information” in this prospectus supplement.

SUMMARY

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the Series A Preferred Stock, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Series A Preferred Stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the Series A Preferred Stock is appropriate for you.

About KeyCorp

KeyCorp (formerly known as Society Corporation) was organized in 1958 under the laws of the State of Ohio and is headquartered in Cleveland, Ohio. We are a bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). As of March 31, 2008, we were one of the nation’s largest bank-based financial services companies with consolidated total assets of approximately $101.5 billion. KeyCorp is the parent holding company for KeyBank National Association (“KeyBank”), its principal subsidiary, through which most of its banking services are provided. Through KeyBank and certain other subsidiaries KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of March 31, 2008, these services were provided across much of the country through subsidiaries operating 985 full-service banking offices, a telephone banking call center services group and a network of 1,479 ATMs in 16 states. We and our subsidiaries had 18,426 average full-time equivalent employees during the three months ended March 31, 2008.

In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through our subsidiary bank, trust company and registered investment adviser subsidiaries, we provide investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and multiemployer trust funds established for providing pension, vacation or other benefits to employees.

We provide other financial services—both inside and outside of our primary banking markets—through our nonbank subsidiaries. These services include accident, health, and credit-life insurance on loans made by our subsidiary bank, principal investing, community development financing, securities underwriting and brokerage, merchant services, and other financial services. We are an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.

On May 29, 2008, KeyCorp disclosed that an adverse decision had been rendered in the previously disclosed AWG Leasing Litigation, and that management was reviewing its options for appeal as well as other possible implications of the case. Previously, on May 27, 2008, KeyCorp updated its outlook for net loan charge-offs for 2008 to a range of 1.00% to 1.30% of average loans.

The board of directors of KeyCorp has reviewed management’s assessment of the AWG Leasing Litigation and its implications for KeyCorp and, in conjunction with that assessment and KeyCorp’s previous announcement of higher expected net charge-offs for 2008, the board has approved a number of actions aimed at strengthening KeyCorp’s financial structure and preparing it for the future. First, KeyCorp will record an after-tax accounting charge to earnings and capital in the second quarter of approximately $1.1 billion to $1.2 billion for the AWG Leasing Litigation and certain of KeyCorp’s other leveraged lease transactions. Consistent with taking a charge of this size, the board also approved a series of transactions in which KeyCorp intends to raise approximately $1.5 billion of additional capital through a combination of the Series A Preferred Stock offered hereby and the Common Share Offering. Finally, the board has expressed its current intention to reduce the dividend payable on KeyCorp’s common shares by 50%, commencing with the third quarter 2008 dividend, to an annualized dividend of $0.75 per common share. This action is intended to preserve approximately $200 million of capital annually (on a pro forma basis, after giving effect to the anticipated capital raise described above), and to normalize KeyCorp’s current payout ratio while maintaining an attractive dividend yield. Further detail on certain of these actions is set forth below under “Recent Developments.”

We have filed Current Reports on Form 8-K containing additional preliminary information relating to the matters discussed in the immediately preceding paragraph and in the “Recent Developments” section below, which are incorporated by reference into this prospectus supplement. You should carefully review the information contained in the Current Reports on Form 8-K.

Our principal office and mailing address is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-6300.

Risk Factors

An investment in the Series A Preferred Stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-12 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as other information included or incorporated by reference into the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Summary of Offering

Issuer	KeyCorp

Securities offered	6,500,000 shares (or 7,475,000 shares if the underwriters exercise their over-allotment option in full) of Non-Cumulative Perpetual Convertible Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $100 per share and $650,000,000 in the aggregate (or $747,500,000 in the aggregate if the underwriters exercise their over-allotment option in full) (the “Series A Preferred Stock”).

We may from time to time elect to issue additional shares of the Series A Preferred Stock, and all the additional shares will be deemed to form a single series with the Series A Preferred Stock.

Dividends	Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at a rate per annum equal to 7.750%.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock.

If our board of directors has not declared a dividend on the Series A Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

So long as any share of Series A Preferred Stock remains outstanding, on any day during a dividend period (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the immediately preceding dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock, all dividends declared upon shares of Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock and any parity stock, plus accrued and unpaid dividends from prior periods in the case of any parity stock that bears cumulative dividends, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, may be declared and paid on our common shares and any other securities ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Dividend payment dates

The 15th day of March, June, September and December of each year, commencing on September 15, 2008. If any date on which dividends would otherwise be payable is not a business day, then the applicable dividend will be paid on the next succeeding business day, without adjustment to the amount of the dividends paid on such date.

Conversion Rights	General. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 7.0922 of our common shares (which reflects an initial conversion price of approximately $14.10 per common share) plus cash in lieu of fractional shares, subject to anti-dilution adjustments and subject to the limitation set forth below under “—Limitation on Beneficial Ownership.” If the conversion date is prior to the record date for any declared cash dividend on the Series A Preferred Stock for the dividend period in which you elect to convert, you will not receive any declared cash dividends for that dividend period on the Series A Preferred Stock, but you may receive a cash dividend on our common shares if the conversion date is prior to the record date for any declared cash dividend on our common shares. If the conversion date is after the record date for any declared cash dividend and prior to the dividend payment date, you will receive that cash dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on the Series A Preferred Stock on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below.

Mandatory Conversion at Our Option. On or after June 15, 2013, we may, at our option, at any time or from time to time cause some or all of the Series A Preferred Stock to be converted into our common shares at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of one of our common shares exceeds 130% of the then applicable conversion price of the Series A Preferred Stock. See “Description of Series A Preferred Stock—Mandatory Conversion at Our Option.”

Limitation on Beneficial Ownership. Notwithstanding the foregoing, no holder of Series A Preferred Stock will be entitled to receive shares of our common shares upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder) of more than 9.9% of the common shares outstanding at such time. Any purported delivery of our common shares upon conversion of Series A Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the common shares outstanding at such time. If any delivery of our common shares owed to a holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the common shares outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Series A Preferred Stock to convert mandatorily.

Conversion Upon Certain Acquisitions. The following provisions will apply if one of the following events occurs prior to the conversion date for shares of Series A Preferred Stock:

•

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common shares; or

•

consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case, pursuant to which our common shares will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions;” provided, however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration (as determined by our board of directors) received by holders of our common shares in the transaction or transactions consists of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

Upon a make-whole acquisition, we will, under certain circumstances, be required to pay a make-whole adjustment in the form of an increase in the conversion rate upon any conversions of the Series A Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date as described herein. The make-whole adjustment will be payable in shares of our common shares or the consideration into which our common shares have been converted or exchanged in connection with the make-whole acquisition.

The amount of the make-whole adjustment, if any, will be based on the share price and the effective date of the make-whole acquisition. A description of how the make-whole adjustment will be determined and a table showing the make-whole adjustment that would apply at various share prices and effective dates is set forth under “Description of Series A Preferred Stock—Conversion Upon Certain Acquisitions.”

Conversion Upon Fundamental Change. If the reference price (as defined under “Description of Series A Preferred Stock—Conversion Upon Fundamental Change”) in connection with a fundamental change (as defined under “Description of Series A Preferred Stock—Conversion Upon Fundamental Change”) is less than $11.75, which is the public offering price of the common shares in the Common Share Offering (as defined below), subject to adjustment, in lieu of the make-whole adjustment described above, a holder may elect to convert each share of Series A Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $5.875, which is 50% of the public offering price of our common shares in the Common Share Offering, subject to adjustment. If the reference price is less than $5.875, holders will receive a maximum of 17.0213 of our common shares per share of Series A Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In lieu of issuing common shares upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each common share otherwise issuable upon conversion.

See “Description of Series A Preferred Stock—Conversion Upon Fundamental Change.”

Reorganization Events. The following provisions apply in the event of certain “reorganization events,” which include, subject to certain exceptions:

•	any consolidation or merger of us with or into another person in each case pursuant to which our common shares will be converted into cash, securities or other property;

•

any sale, transfer, lease or conveyance to another person of all or substantially all of our assets in each case pursuant to which our common shares will be converted into cash, securities or other property;

•	certain reclassifications of our common shares; or

•	certain statutory exchanges of our securities.

Each share of Series A Preferred Stock outstanding immediately prior to the applicable reorganization event will become convertible at the option of the holder of such share into the kind of securities, cash and other property receivable in the reorganization event by holders of our common shares. See “Description of Series A Preferred Stock—Reorganization Events.”

Anti-Dilution Rate Adjustments. The conversion rate may be adjusted in the event of, among other things, (1) dividends or distributions in common shares, (2) subdivisions, splits and combinations of the common shares, (3) certain issuances of share purchase rights, (4) distributions of shares of our capital stock (other than our common shares), or evidences of our indebtedness or assets, (5) certain cash dividends or distributions on our common shares or (6) certain tender offers for our common shares by us or any of our subsidiaries. See “Description of Series A Preferred Stock—Anti-Dilution Rate Adjustments.” Such adjustments may be subject to U.S. federal income tax. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Adjustment of Conversion Rate.”

Maturity	The Series A Preferred Stock does not have any maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to exercise our mandatory conversion option with respect to all of the outstanding Series A Preferred Stock as described above under “—Conversion Rights—Mandatory Conversion at our Option”.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of KeyCorp, holders of shares of Series A Preferred Stock are entitled to receive out of assets of KeyCorp available for distribution to shareholders, before any distribution of assets is made to holders of our common shares or of any other shares of our stock ranking junior as to such a distribution to the Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of KeyCorp’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock (pro rata as to the Series A Preferred Stock and any other shares of our stock ranking equally as to such distribution).

Voting rights	Generally none, except that whenever KeyCorp fails to pay full dividends on any series of preferred stock, including the Series A Preferred Stock, for six quarterly dividend payment periods, whether or not consecutive, the holders of the Series A Preferred Stock (together with holders of all outstanding series of our authorized preferred stock, voting as a single class without regard to series) will be entitled to vote for the election of two additional directors until full cumulative dividends for all past dividend payment periods on all series of preferred stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year. See “Description of Series A Preferred Stock—Voting Rights” below.

Ranking	Shares of the Series A Preferred Stock will rank senior to our common shares and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Preemptive rights	None.

Listing	We intend to apply for listing of the Series A Preferred Stock on the New York Stock Exchange under the symbol “KEY PrG.” If approved for listing, we expect trading of the Series A Preferred Stock on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the Series A Preferred Stock.

Tax consequences

Distributions constituting dividend income received by an individual U.S. holder in respect of the Series A Preferred Stock in taxable years beginning before January 1, 2011 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum federal rate of 15% (or a lower rate for individuals in certain tax brackets) subject to certain exceptions for short-term and hedged positions. In addition, subject to similar exceptions for short-term and hedged positions, distributions on the Series A Preferred Stock constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. Adjustment of the conversion rate may be subject to U.S. federal income tax. For further discussion of the tax consequences relating to the Series A Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from the sale of the Series A Preferred Stock for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Expected ratings	We expect that the Series A Preferred Stock will be rated BBB, Baa1 and BBB (high) by Standard & Poor’s, Moody’s Investors Services and DBRS, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Conversion Agent, Transfer Agent and Registrar	Computershare Investor Services LLC

Concurrent Offering

Concurrent with this offering, we are offering 85,106,383 of our common shares (or 97,872,340 common shares if the underwriters exercise their over-allotment option in full) in a public offering for net proceeds after underwriting discounts and estimated expenses of approximately $969.3 million (or approximately $1.1 billion if the underwriters exercise their over-allotment option in full), based on an offering price of $11.75 per common share, which we refer to as the “Common Share Offering.”

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Common Share Offering, for general corporate purposes. The Common Share Offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our common shares. There is no assurance that the Common Share Offering will be completed or, if completed, that it will be completed in the amount contemplated. The consummation of this offering is not conditioned on the consummation of the Common Share Offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following is our selected audited consolidated financial information for each of the years in the three-year period ended December 31, 2007, and our selected unaudited consolidated financial information for each of the three-month periods ended March 31, 2008 and 2007. You should read the following information together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

(dollars in millions, except per share amounts)	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)		(Audited)
For the period
Interest income	$1,354	$1,368	$5,644	$5,380	$4,383
Interest expense	641	689	2,875	2,565	1,727
Net interest income	713	679	2,769	2,815	2,656
Provision for loan losses	187	44	529	150	143
Noninterest income	528	654	2,229	2,127	2,067
Noninterest expense	732	784	3,248	3,149	3,054
Income from continuing operations before income taxes and cumulative effect of accounting change	322	505	1,221	1,643	1,526
Income from continuing operations before cumulative effect of accounting change	218	358	941	1,193	1,090
(Loss) income from discontinued operations, net of taxes	—	(8)	(22)	(143)	39
Income before cumulative effect of accounting change	218	350	919	1,050	1,129
Net income	218	350	919	1,055	1,129
Per common share
Income from continuing operations before cumulative effect of accounting change	$.55	$.90	$2.40	$2.95	$2.67
(Loss) income from discontinued operations	—	(.02)	(.06)	(.35)	.10
Income before cumulative effect of accounting change	.55	.88	2.35	2.60	2.76
Net income	.55	.88	2.35	2.61	2.76
Income from continuing operations before cumulative effect of accounting change—assuming dilution	.54	.89	2.38	2.91	2.63
(Loss) income from discontinued operations—assuming dilution	—	(.02)	(.05)	(.35)	.09
Income before cumulative effect of accounting change—assuming dilution	.54	.87	2.32	2.56	2.73
Net income—assuming dilution	.54	.87	2.32	2.57	2.73
Cash dividends paid	.375	.365	1.46	1.38	1.30
Book value at period end	21.48	19.57	19.92	19.30	18.69
Weighted average common shares outstanding (000)	399,121	397,875	392,013	404,490	408,981
Weighted average common shares and potential common shares outstanding (000)	399,769	403,478	395,823	410,222	414,014
At period end
Loans	$76,444	$65,711	$70,823	$65,826	$66,478
Earning assets	89,719	81,163	86,557	80,090 [1]	80,143	[1]
Total assets	101,492	92,256	98,228	92,337 [1]	93,126	[1]
Deposits	64,702	59,773	63,099	59,116	58,765
Long-term debt	14,337	13,061	11,957	14,533	13,939
Shareholders’ equity	8,592	7,719	7,746	7,703	7,598
Performance ratios
From continuing operations:
Return on average total assets	.85%	1.58%	.99%	1.30%	1.24%
Return on average equity	10.38	19.06	12.19	15.43	14.88
Net interest margin (taxable equivalent)	3.14	3.50	3.46	3.67	3.65

(dollars in millions, except per share amounts)	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)		(Audited)
From consolidated operations:
Return on average total assets	.85%	1.54%	.97%	1.12%	1.24%
Return on average equity	10.38	18.63	11.90	13.64	15.42
Net interest margin (taxable equivalent)	3.14	3.51	3.46	3.69	3.69
Capital ratios at period end
Equity to assets	8.47%	8.37%	7.89%	8.34%[1]	8.16%[1]
Tangible equity to tangible assets	6.85	7.04	6.58	7.01 [1]	6.68 [1]
Tier 1 risk-based capital	8.33	8.15	7.44	8.24	7.59
Total risk-based capital	12.34	12.20	11.38	12.43	11.47
Leverage	9.15	9.17	8.39	8.98	8.53
Asset quality data
Nonperforming loans at period end	$1,054	$254	$687	$215	$277
Nonperforming assets at period end	1,115	353	764	273	307
Allowance for loan losses at period end	1,298	944	1,200	944	966
Net loan charge-offs	121	44	275	170	315
Nonperforming loans to period-end portfolio loans	1.38%	.39%	.97%	.33%	.42%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.46	.54	1.08	.41	.46
Allowance for loan losses to nonperforming loans	123.15	371.65	174.67	439.07	348.74
Allowance for loan losses to period-end loans	1.70	1.44	1.69	1.43	1.45
Net loan charge-offs to average loans from continuing operations	.67	.27	.41	.26	.51

(1)	Amounts have not been restated to reflect KeyCorp’s January 1, 2008 adoption of FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

RISK FACTORS

An investment in our Series A Preferred Stock involves certain risks. You should carefully consider the risks described below relating to the Series A Preferred Stock and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. In particular, you should consider the matters discussed below in the section “Recent Developments.” Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Series A Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

The Series A Preferred Stock Is Equity and Is Subordinate to Our Existing and Future Indebtedness.

The shares of Series A Preferred Stock are equity interests in KeyCorp and do not constitute indebtedness. As such, the shares of Series A Preferred Stock will rank junior to all indebtedness and other non-equity claims on KeyCorp with respect to assets available to satisfy claims on KeyCorp, including in a liquidation of KeyCorp. Our existing and future indebtedness may restrict payment of dividends on the Series A Preferred Stock. As of March 31, 2008, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $5.0 billion. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Series A Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of Series A Preferred Stock Will Have Limited Voting Rights.” Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations.

Dividends on Series A Preferred Stock Are Non-Cumulative.

Dividends on the Series A Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Series A Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preferred Stock or any other series of our preferred stock.

The Price of Our Common Shares, and Therefore of the Series A Preferred Stock, May Fluctuate Significantly, and This May Make It Difficult for You to Resell the Series A Preferred Stock or Common Shares Issuable upon Conversion of the Series A Preferred Stock at Times or at Prices You Find Attractive.

The price of our common shares on the NYSE constantly changes. We expect that the market price of our common shares will continue to fluctuate. In addition, because the Series A Preferred Stock is convertible into our common shares, volatility or depressed prices for our common shares could have a similar effect on the trading price of the Series A Preferred Stock.

Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, dispositions, acquisitions, financings and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	regulatory developments; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our share price, notwithstanding our operating results.

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the Series A Preferred Stock.

There can be no assurance about the market prices for the Series A Preferred Stock. Several factors, many of which are beyond our control, may influence the market value of the Series A Preferred Stock, including:

•	our past and future dividend practice;

•	our creditworthiness as determined by nationally recognized statistical rating organizations which can change;

•	interest rates;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets.

Accordingly, the Series A Preferred Stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which it was purchased.

Our Borrowing Costs Depend in Part on Our Creditworthiness, Which is Assessed by the Ratings Assigned by Nationally Recognized Statistical Rating Organizations.

Our borrowing costs depend in part on our ratings, which are assessments of our creditworthiness, by nationally recognized statistical rating organizations. We have recently discussed the matters disclosed under “Recent Developments” below with the principal U.S. and Canadian rating agencies. Following such discussions, certain rating agencies have expressed an intention or possible intention to qualify their current ratings for KeyCorp by putting KeyCorp on “negative outlook” or “negative watch.” There can be no assurance that any such rating agency will not qualify or revise downward its current rating for KeyCorp. A security rating is not a recommendation to buy, sell or hold securities. Our current ratings are posted on our website at www.key.com.

The Conversion Rate of the Series A Preferred Stock May Not Be Adjusted for All Dilutive Events That May Adversely Affect the Trading Price of the Series A Preferred Stock or the Common Shares Issuable upon Conversion of the Series A Preferred Stock.

The conversion rate of the Series A Preferred Stock is subject to adjustment upon certain events, including the issuance of dividends or distributions in common shares, subdivisions and combinations of our common shares, certain issuances of rights or warrants, distributions of shares of our capital stock (other than our common shares), evidences of our indebtedness or assets, certain cash dividends or distributions or certain tender offers or exchange offers for our common shares by us or any of our subsidiaries as described under “Description of Series A Preferred Stock—Anti-Dilution Rate Adjustments.” We will not adjust the conversion rate for other events, including offerings of common shares for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common shares, it may also adversely affect the market price of the Series A Preferred Stock. In addition, except as described under “Underwriting,” we are not restricted from offering common shares in the future or engaging in other transactions that could dilute our common shares.

A Change of Control with Respect to Us May Not Constitute a Make-Whole Acquisition or Fundamental Change for the Purpose of the Series A Preferred Stock.

The Series A Preferred Stock contains no covenants or other provisions to afford protection to you in the event of a change of control with respect to us, except upon the occurrence of a make-whole acquisition or a fundamental change to the extent described under “Description of Series A Preferred Stock—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change,” respectively. However, the terms “make-whole acquisition” and “fundamental change” are limited and may not include every change of control event that might cause the market price of our common shares or the Series A Preferred Stock to decline. As a result, your rights under the Series A Preferred Stock upon the occurrence of a make-whole acquisition or fundamental change may not preserve the value of the Series A Preferred Stock in the event of a change of control with respect to us. In addition, any change of control with respect to us may negatively affect the liquidity, value or volatility of our common shares, negatively impacting the value of the Series A Preferred Stock.

The Delivery of Additional Make-Whole Shares in Respect of Conversions Following a Make-whole Acquisition or Adjustment to the Conversion Rate in Respect of Conversions Following a Fundamental Change May Not Adequately Compensate You.

If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series A Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date by a number of additional common shares. The number of make-whole shares, if any, will be based on the price paid for each common share in such transaction and the effective date of the make-whole acquisition. See “Description of Series A Preferred Stock—Conversion Upon Certain Acquisitions.” Although this adjustment is intended to approximate the lost option value of your Series A Preferred Stock, if any, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series A Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date. See “Description of Series A Preferred Stock—Conversion Upon Fundamental Change.” However, if the applicable reference price is less than $5.875, holders will receive a maximum of 17.0213 common shares per share of Series A Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock.

Our obligation to deliver make-whole shares or to adjust the conversion rate in respect of conversions following a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

There May Be Future Sales or Other Dilution of Our Equity, Which May Adversely Affect the Market Price of Our Common Shares or the Series A Preferred Stock.

Except as described under “Underwriting” and “Description of Series A Preferred Stock—Voting Rights,” we are not restricted from issuing additional common shares or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or Series A Preferred Stock or any substantially similar securities. The market price of our common shares or Series A Preferred Stock could decline as a result of sales of common shares or Series A Preferred Stock or similar securities in the market made after this offering or the perception that such sales could occur.

We are concurrently making the Common Share Offering. In addition, each share of Series A Preferred Stock will be convertible at the option of the holder thereof into 7.0922 of our common shares, subject to anti-dilution adjustments. The conversion of some or all of the Series A Preferred Stock will dilute the ownership interest of our existing common shareholders. Any sales in the public market of our common shares issuable upon such conversion could adversely affect prevailing market prices of the outstanding common shares and the Series A Preferred Stock. This may also encourage short selling or arbitrage trading activity by market participants since the conversion of the Series A Preferred Stock could depress the price of our common shares and other equity securities.

Before Converting any Series A Preferred Stock into Our Common Shares, You Are Not Entitled to Any Rights with Respect to Our Common Shares, but You Will Be Subject to All Changes Made with Respect to Our Common Shares.

Before converting any Series A Preferred Stock into our common shares, you are not entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting the common shares. You will only be entitled to rights on the common shares if and when we deliver common shares to you upon conversion of your Series A Preferred Stock and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our articles of incorporation or regulations requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your becoming a record holder of the common shares issuable upon conversion, you will not be entitled to vote such shares in respect of such amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares proposed in such amendment.

The Issuance of Additional Series of Our Preferred Stock Could Adversely Affect Holders of Our Common Shares, Which May Negatively Impact Your Investment.

Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the common shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common shares with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of our common shares, the rights of holders of our common shares or the market price of our common shares could be adversely affected. As noted above, a decline in the market price of the common shares may negatively impact the market price for the Series A Preferred Stock.

If We Are Deferring Payments on our Outstanding Junior Subordinated Debentures or Are in Default Under the Indentures Governing Those Securities, We Will Be Prohibited from Making Distributions on or Redeeming the Series A Preferred Stock.

The terms of our outstanding junior subordinated debentures prohibit us from declaring or paying any dividends or distributions on the Series A Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Series A Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debentures or at any time when we have deferred interest thereunder.

At March 31, 2008, we had 12 series of junior subordinated debentures outstanding with an aggregate principal amount outstanding of approximately $2.799 billion, bearing interest at rates ranging from 5.5% per annum to 9.6% per annum with maturities ranging from 2028 to 2068. Without notice to or consent from the holders of the Series A Preferred Stock, we may also issue additional series of junior subordinated debentures or other securities in the future with terms similar to our existing junior subordinated debentures. The terms of our existing junior subordinated debentures and any future securities could result in dividends on the Series A Preferred Stock not being paid to you.

Our Results of Operations Depend Upon the Results of Operations of Our Subsidiaries.

We are a holding company that conducts substantially all of our operations through KeyBank and other subsidiaries. As a result, our ability to make dividend payments on the Series A Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Series A Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the Series A Preferred Stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

At March 31, 2008, our subsidiaries’ total deposits and borrowings were approximately $83.4 billion.

The Series A Preferred Stock May Not Have an Active Trading Market.

The Series A Preferred Stock is a new issue with no established trading market. Although we plan to apply to have the Series A Preferred Stock listed on the New York Stock Exchange, there is no guarantee that we will be able to list the Series A Preferred Stock. Even if the Series A Preferred Stock is listed, there may be little or no secondary market for the Series A Preferred Stock. Even if a secondary market for the Series A Preferred Stock develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of Series A Preferred Stock do not have a stated maturity date, investors seeking liquidity in the Series A Preferred Stock will be limited to selling their Series A Preferred Stock in the secondary market.

Holders of Series A Preferred Stock Will Have Limited Voting Rights.

Holders of the Series A Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of preferred stock, including the Series A Preferred Stock, will have the right to vote separately as a class on certain matters that may affect the preference or special rights of the preferred stock, as described under “Description of Series A Preferred Stock—Voting Rights” below; provided that if certain matters would affect the preference or special rights of the Series A Preferred Stock but not all then outstanding series of preferred stock, the Series A Preferred Stock will have also the right to vote separately.

In addition, if KeyCorp fails to pay full dividends on any series of preferred stock for six quarterly dividend payment periods, whether or not consecutive and whether or not dividends for any such period were actually declared by the board of directors, the holders of the Series A Preferred Stock (together with holders of all outstanding series of our authorized preferred stock, voting as a single class without regard to series) will be entitled to vote for the election of two additional directors until full cumulative dividends for all past dividend payment periods on all series of preferred stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year, subject to the terms and to the limited extent described under “Description of Series A Preferred Stock—Voting Rights” below.

If We Adjust the Conversion Rate on Our Common Shares, You May Be Deemed to Have Received a Taxable Dividend Without The Receipt of Any Cash.

Under certain circumstances, if we adjust the conversion rate, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain U.S. Federal Income Tax Considerations.”

Holders of Series A Preferred Stock May Be Unable To Use the Dividends-Received Deduction.

Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the Series A Preferred Stock may decline.

KEYCORP

KeyCorp (formerly known as Society Corporation) was organized in 1958 under the laws of the State of Ohio and is headquartered in Cleveland, Ohio. We are a bank holding company and financial holding company under the BHCA. As of March 31, 2008, we were one of the nation’s largest bank-based financial services companies with consolidated total assets of approximately $101.5 billion. KeyCorp is the parent holding company for KeyBank, its principal subsidiary, through which most of its banking services are provided. Through KeyBank and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of March 31, 2008, these services were provided across much of the country through subsidiaries operating 985 full-service banking offices, a telephone banking call center services group and a network of 1,479 ATMs in 16 states. We and our subsidiaries had 18,426 average full-time equivalent employees during the three months ended March 31, 2008.

Contact Information

Our principal office and mailing address is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-6300.

Subsidiaries

Our principal subsidiary, KeyBank, is headquartered in Cleveland, Ohio. In addition to the customary banking services of accepting deposits and making loans, KeyBank and our trust company subsidiary provide specialized services, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking and capital markets products and international banking services. Through KeyBank, our trust company subsidiary (a bank serving solely as a fiduciary) and our registered investment advisor subsidiary, we provide investment management services to individual and institutional clients, including large corporate and public retirement plans, foundations and endowments, high net worth individuals and multiemployer trust funds established for providing pension, vacation and other benefits to employees.

KeyCorp provides other financial services—both inside and outside of its primary banking markets—through its nonbank subsidiaries. These services include accident and health insurance on loans made by KeyBank, principal investing, community development financing, securities underwriting, brokerage and other financial services. KeyCorp is an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.

Major Lines of Business

The following is a description of KeyCorp’s and its subsidiaries’ (collectively, “Key”) major lines of business:

Community Banking

Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides certain small businesses with deposit, investment and credit products, and business advisory services.

Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.

Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.

National Banking

Real Estate Capital and Corporate Banking Services consists of two business units. Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Particular emphasis has been placed on providing clients with finance solutions through access to the capital markets.

Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients throughout the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.

Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.

Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.

Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.

Consumer Finance includes Indirect Lending and Commercial Floor Plan Lending.

Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents, and processes tuition payments for private schools.

Commercial Floor Plan Lending finances inventory for automobile, recreation and marine dealers.

Other Segments

Other Segments consist of Corporate Treasury and Key’s Principal Investing unit.

RECENT DEVELOPMENTS

On May 29, 2008, KeyCorp disclosed that an adverse decision had been rendered in the previously disclosed AWG Leasing Litigation, and that management was reviewing its options for appeal as well as other possible implications of the case.

On May 27, 2008, we updated our previous outlook for net loan charge-offs for 2008. The previous estimated range for net loan charge-offs was .65% to .90% of average loans. We now anticipate that net loan charge-offs will be in the range of 1.00% to 1.30% for 2008, with second quarter and potentially third quarter net charge-offs running above this range as we deal aggressively with reducing exposures in the residential homebuilder portfolio and anticipate elevated net loan charge-offs in our education and home improvement loan portfolios. We announced in the fourth quarter of 2007 that we had: (i) decided to cease conducting business with “out of footprint” nonrelationship homebuilders, (ii) recorded additional reserves to address continued weakness in the housing market, and (iii) decided to exit dealer-originated home improvement lending activities, which involve prime loans but are largely out-of-footprint.

The board of directors of KeyCorp has reviewed management’s assessment of the AWG Leasing Litigation and its implications for KeyCorp and, in conjunction with that assessment and KeyCorp’s previous announcement of higher expected net charge-offs for 2008, the board has approved a number of actions aimed at strengthening KeyCorp’s financial structure and preparing it for the future. First, KeyCorp will record an after-tax accounting charge to earnings and capital in the second quarter of approximately $1.1 billion to $1.2 billion for the AWG Leasing Litigation and certain of KeyCorp’s other leveraged lease transactions. Consistent with taking a charge of this size, the board also approved a series of transactions in which KeyCorp intends to raise approximately $1.5 billion of additional capital through a combination of the Series A Preferred Stock offered hereby and the Common Share Offering. Finally, the board has expressed its current intention to reduce the dividend payable on KeyCorp’s common shares by 50%, commencing with the third quarter 2008 dividend, to an annualized dividend of $0.75 per common share. This action is intended to preserve approximately $200 million of capital annually (on a pro forma basis, after giving effect to the anticipated capital raise described above), and to normalize KeyCorp’s current payout ratio while maintaining an attractive dividend yield.

Further detail on certain of these actions is provided below.

Lease Transactions

On May 28, 2008, a decision was rendered in the AWG Leasing Litigation, the status of which KeyCorp has previously disclosed and regularly updated in its periodic reports under the Exchange Act since the inception of the case. As KeyCorp disclosed in its Current Report on Form 8-K, filed with the SEC on May 29, 2008, the decision by Judge James Gwin of the United States District Court for the Northern District of Ohio (captioned AWG Leasing Trust, KSP Investments, Inc., as Tax Matters Partner v. United States of America) was adverse to KeyCorp. In that report, KeyCorp indicated that management was reviewing the Court’s decision and would be evaluating the implications of that decision. Since that time, management has been working with KeyCorp’s litigation counsel to evaluate the prospects for seeking reconsideration and/or appeal of the decision and has been consulting with its audit firm in connection with the accounting implications of the decision.

The transaction at issue in the AWG Leasing Litigation involved a cross-border leveraged lease transaction entered into by AWG Leasing Trust (“AWG Leasing”) in which KSP Investments, Inc. (“KSP”), an affiliate of KeyCorp (that is consolidated with KeyCorp for tax purposes), was a partner. KeyCorp characterized the transaction as the acquisition, through a long-term head lease, of an industrial energy facility that was then leased back to the former owner. As is typical with so-called sale/leaseback transactions, KeyCorp claimed depreciation deductions on its tax returns as the tax owner of the plant (through its interest in KSP) and also deductions on loans KSP used to finance the transaction. In its ruling, the Court held, among other things, that KSP did not acquire tax ownership of the facility and therefore KeyCorp was not entitled to the depreciation deductions or deduction of transaction costs, and that interest on the debt was not deductible because the debt was not “genuine indebtedness.”

KeyCorp disagrees with the Court’s recharacterization of the transaction and will continue to evaluate whether it will appeal the decision to the U.S. Court of Appeals for the Sixth Circuit. Notwithstanding its

ultimate decision on whether to appeal, management believes that, as a result of the Court’s decision, KeyCorp is required to recalculate its accounting recognition of lease income from the inception of the AWG Transaction and recognize a reduction in its net investment on its financial statements.

In addition, although Judge Gwin’s opinion applies directly only to the AWG Leasing Litigation, the decision may have implications for KeyCorp’s accounting treatment of certain other leveraged lease transactions within KeyBank’s portfolio of lease in, lease out (“LILO”) Leases, Qualified Technology Equipment Leases (“QTE”) and Service Contract Leases. Therefore, in accordance with the accounting guidance of FASB Staff Position 13-2, “Accounting for a Change or a Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” management has recalculated KeyCorp’s recognition of lease income from inception for all of the leases in the affected categories and recognized a reduction in its net investment and a corresponding charge to capital and income for the remaining LILO, QTE and Service Contract Leases in its portfolio. When aggregated with the AWG Leasing Litigation matter, the total reduction in its net investment and the corresponding non-cash after-tax charge to income and capital that KeyCorp expects to record in the second quarter of 2008 for these leveraged lease transactions is approximately $625 million to $725 million. Management expects future earnings to increase over the remaining terms of the affected leases by approximately two-thirds of this amount. In addition, KeyCorp is recording a charge to income and capital for the after-tax interest cost equal to approximately $475 million1 on the contested tax liabilities. KeyCorp will also record a higher tax provision in future periods for the on-going accrual of interest on the disputed tax balance until the dispute is finally resolved.

Finally, management notes that, while it has recognized the effects of the adverse Court decision for financial statement purposes, it continues to believe that the tax treatment it applied to its leveraged lease transactions complied with all applicable tax laws, regulations and judicial authorities in effect at the time, and management intends to continue to defend this position.

Credit Related Matters

As previously disclosed in its Current Report on Form 8-K filed with the SEC on May 27, 2008, KeyCorp anticipates net loan charge-offs for 2008 to be in the range of 1.00% to 1.30% of average loans. This would amount to net loan charge-offs for 2008 in the range of approximately $750 million to $1 billion. KeyCorp expects to record approximately $500 million of this total in net loan charge-offs, and to increase its provision expense to continue to build its loan loss reserves by approximately $600 million (a net increase of $100 million), in the second quarter of 2008 as it deals aggressively with reducing exposures in the residential homebuilder portfolio through the sale of assets. Management believes that this action should result in a net reduction in nonperforming assets and an improved coverage ratio of loan loss reserve to nonperforming loans at June 30, 2008, compared to balances at March 31, 2008.

Other areas of the Commercial and Commercial Real Estate portfolios continue to perform as expected with normal downward migration that is generally consistent with the credit cycle for well diversified portfolios. Second quarter 2008 loss expectations for these portfolios are anticipated to be similar to first quarter 2008 results.

Included in net loan charge-off totals for the second quarter of 2008 and the full year anticipated range are higher levels of net loan charge-offs from educational loans. The primary source of these charge-offs derives from an Educational Lending portfolio of approximately $800 million of loans primarily associated with non-Title IV schools, which KeyCorp stopped underwriting in mid-2006. Losses from both the Educational Lending portfolio and the Commercial Real Estate portfolio are expected to peak during the second quarter and are anticipated to decline in the second half of 2008.

We have filed Current Reports on Form 8-K containing additional preliminary information relating to the matters discussed above in this section, which are incorporated by reference into this prospectus supplement. You should carefully review the information contained in the Current Reports on Form 8-K.

[1]	KeyCorp previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 that, at March 31, 2008, this after-tax interest cost on taxes due could reach $435 million. The current estimate of $475 million reflects the additional interest accrued since March 31, 2008 through June 30, 2008.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $629.8 million (or approximately $724.3 million if the underwriters exercise their over-allotment option in full), after underwriting discounts and estimated expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include:

•	reducing or refinancing existing debt;

•	repurchasing outstanding trust preferred securities;

•	investments at the holding company level;

•	investing in, or extending credit to, our operating subsidiaries;

•	possible acquisitions or other business combinations; and

•	share repurchases.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Allocations of the proceeds to specific purposes have not been made at the date of this prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods are indicated as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratios of earnings to fixed charges
Excluding deposit interest	2.46x	2.91x	2.15x	2.61x	2.93x	3.64x	3.42x
Including deposit interest	1.50x	1.72x	1.42x	1.63x	1.86x	2.15x	2.00x
Ratios of earnings to combined fixed charges and preferred stock dividends
Excluding deposit interest	2.46x	2.91x	2.15x	2.61x	2.93x	3.64x	3.42x
Including deposit interest	1.50x	1.72x	1.42x	1.63x	1.86x	2.15x	2.00x

For the purpose of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest. There was no preferred stock outstanding, and accordingly, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the prior periods are the same.

REGULATORY MATTERS

We are extensively regulated under both federal and state law. As a bank holding company, KeyCorp is subject to regulation, supervision and examination by the Federal Reserve under the BHCA. Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire the ownership or control of more than 5% of the voting shares, or substantially all of the assets, of any bank, without the prior approval of the Federal Reserve. In addition, bank holding companies are generally prohibited under the BHCA from engaging in commercial or industrial activities. KeyCorp’s bank subsidiaries are also subject to extensive regulation, supervision and examination by applicable Federal banking agencies. KeyCorp operates one full-service, FDIC-insured national bank subsidiary, KeyBank, and one national bank subsidiary whose activities are limited to those of a fiduciary. Both of KeyCorp’s national bank subsidiaries and their subsidiaries are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the “OCC”). Because the deposits in KeyBank are insured (up to applicable limits) by the FDIC, the FDIC also has certain regulatory and supervisory authority over KeyBank.

KeyCorp also has other financial services subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve, as well as other applicable state and federal regulatory agencies and self-regulatory organizations. For example, KeyCorp’s brokerage and asset management subsidiaries are subject to supervision and regulation by the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”) or the New York Stock Exchange and state securities regulators, and KeyCorp’s insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states. Other nonbank subsidiaries of KeyCorp are subject to other laws and regulations of both the federal government and the various states in which they are authorized to do business.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

We are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the Series A Preferred Stock will be treated as Tier 1 capital of KeyCorp.

CAPITALIZATION

The following table sets forth the consolidated capitalization of KeyCorp as of March 31, 2008, and as adjusted to give effect to the issuance of the Series A Preferred Stock offered hereby and the issuance of the KeyCorp common shares. The consolidated capitalization as adjusted also gives effect to a charge to earnings resulting from the adverse federal court ruling related to KeyCorp’s AWG Leasing Litigation, and all of KeyCorp’s other leveraged lease transactions being contested by the Internal Revenue Service. See “Recent Developments” above.

	March 31, 2008
	Actual	Adjustments		As Adjusted
(dollars in millions)
Deposits and debt
Deposits	$64,702	—		$64,702
Subordinated debt	6,551	—		6,551
Other borrowed funds	16,753	—		16,753

Total deposits and debt	$88,006	—		$88,006

Shareholders’ equity
Preferred stock, $1 par value; authorized 25,000,000 shares; none issued as of March 31, 2008	—	650	[a]	650
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 491,888,780 as of March 31, 2008	492	85	[a]	577
Capital surplus	1,659	865	[a]	2,524
Retained earnings	8,737	(1,200)[b]		7,537
Treasury stock, at cost (91,818,259 shares)	(2,689)	—		(2,689)
Accumulated other comprehensive income	393	—		393

Total shareholders’ equity	8,592	400		8,992

Total capitalization	$96,598	$400		$96,996

a)	To give effect to $1.65 billion of additional capital ($1.6 billion after underwriting discounts) consisting of 6,500,000 shares of KeyCorp Series A Preferred Stock and 85,106,383 KeyCorp common shares.

b)	To give effect to an assumed $1.2 billion after-tax charge to earnings and capital in the second quarter of 2008 resulting from the adverse federal court ruling related to KeyCorp’s AWG Leasing Litigation, and all of KeyCorp’s other leveraged lease transactions being contested by the Internal Revenue Service.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our common shares trade on the NYSE under the symbol “KEY.” As of March 31, 2008, there were 400,070,521 common shares issued and outstanding. As of June 12, 2008, there were approximately 39,694 shareholders of record. The following table provides the high and low closing sales price per common share during the periods indicated, as reported on the NYSE, and dividends paid per common share during such periods.

	Low Sale Price	High Sale Price	Common Share Dividends
2008:
Second Quarter (through June 12, 2008)	$11.98	$26.12	$0.375	[1]
First Quarter	19.00	27.23	0.375

2007:
Fourth Quarter	21.04	34.05	0.365
Third Quarter	31.38	37.09	0.365
Second Quarter	34.15	38.96	0.365
First Quarter	35.94	39.90	0.365

2006:
Fourth Quarter	35.73	38.63	0.345
Third Quarter	34.48	38.15	0.345
Second Quarter	34.24	38.31	0.345
First Quarter	32.68	37.67	0.345

1	The dividend will be payable on June 13, 2008 to holders of record as of the close of business on May 27, 2008.

The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis.

The last reported sales price per share of our common shares on June 12, 2008, as reported by the NYSE, was $11.98.

DESCRIPTION OF SERIES A PREFERRED STOCK

This prospectus supplement summarizes specific terms and provisions of the Series A Preferred Stock. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Articles of Incorporation and the amendment thereto creating the Series A Preferred Stock, which will be included as an exhibit to documents filed with the SEC.

Our authorized capital stock includes 25,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors.

The Series A Preferred Stock is a single series of authorized preferred stock consisting of 7,475,000 shares, all of which are being initially offered hereby (taking into account the underwriters’ over-allotment option). We may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of preferred stock, including additional shares of Series A Preferred Stock.

Shares of the Series A Preferred Stock will rank senior to our common shares and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series A Preferred Stock will be fully paid and nonassessable when issued. Holders of Series A Preferred Stock will not have preemptive or subscription rights to acquire more capital stock of KeyCorp.

The Series A Preferred Stock will be convertible into our common shares at any time at the option of the holder. For a description of our common shares, please refer to “Description of Common Shares” below in this prospectus supplement. The Series A Preferred Stock has no stated maturity, is not redeemable and will not be subject to any sinking fund or other obligation of KeyCorp to redeem or repurchase the Series A Preferred Stock.

Dividends

Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at a rate per annum equal to 7.750%.

Dividends on shares of the Series A Preferred Stock will not be mandatory. Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”), commencing on September 15, 2008. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $100 per share at a rate per annum equal to 7.750%. In the event that we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares will accrue from (i) if the original issue date of such additional shares is a dividend payment date, from such date, or (ii) if the original issue date is a date other than a dividend payment date, from the immediately preceding dividend payment date or, if no dividend payment date has yet occurred, from the issue date of the Series A Preferred Stock.

Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date, which shall be the last business day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for any additional issuance of Series A preferred stock will be the same as the record dates for the Series A Preferred Stock issued as described in this prospectus supplement.

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day, without adjustment to the amount of the dividends paid on such date.

Dividends on shares of Series A Preferred Stock will not be cumulative. Accordingly, if our board of directors does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

So long as any share of Series A Preferred Stock remains outstanding, on any day during a dividend period (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the immediately preceding dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

As used in this prospectus supplement, “junior stock” means our common shares and any other class or series of stock of KeyCorp hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of KeyCorp.

When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock, all dividends declared upon shares of Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock and any parity stock, plus accrued and unpaid dividends from prior periods in the case of any parity stock that bears cumulative dividends, bear to each other.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of KeyCorp that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of KeyCorp.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, may be declared and paid on our common shares and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of KeyCorp, holders of the Series A Preferred Stock are entitled to receive out of assets of KeyCorp available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common shares or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100 per share plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of KeyCorp are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of KeyCorp according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of KeyCorp with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of KeyCorp for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of KeyCorp.

Optional Conversion Right

Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 7.0922 of our common shares (which reflects an initial conversion price of approximately $14.10 per common share) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $100 by the applicable conversion rate at such time.

If the conversion date is prior to the record date for any declared dividend on Series A Preferred Stock for the dividend period in which you elect to convert, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Series A Preferred Stock are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below under “—Mandatory Conversion at Our Option,” “—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change,” respectively.

We will pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or our common shares or other securities issued on account of Series A Preferred Stock or certificates representing such shares or securities. We will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, our common shares or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and will not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to us the amount of any such tax or has established, to our satisfaction, that such tax has been paid or is not payable.

Mandatory Conversion at Our Option

On or after June 15, 2013, we may, at our option, at any time or from time to time cause some or all of the Series A Preferred Stock to be converted into our common shares at the then applicable conversion rate if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of one of our common shares exceeds 130% of the then applicable conversion price of the Series A Preferred Stock. We will provide notice of our decision to exercise our right to cause the mandatory conversion within three trading days of the end of the 30 consecutive trading day period.

If less than all of the Series A Preferred Stock are converted, the conversion agent (which initially will be the transfer agent) will select the Series A Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series A Preferred Stock is then traded or quoted). If the conversion agent selects a portion of your shares of Series A Preferred Stock for partial mandatory conversion and you convert a portion of your shares of Series A Preferred Stock at the same time, the portion converted at your option will reduce the portion of your Series A Preferred Stock selected for mandatory conversion.

The “closing price” of our common shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price per share of our common shares on the New York Stock Exchange (the “NYSE”) on that date. If our common shares are not traded on the NYSE on any date of determination, the closing price of our common shares on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which our common shares are so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which our common shares are so listed or quoted, or if our common shares are not so listed or quoted on a U.S. national or regional securities exchange or securities exchange in the European Economic Area, the last quoted bid price for our common shares in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of our common shares on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with us) retained by us for this purpose. The “closing price” for any other share of capital stock shall be determined on a comparable basis.

A “trading day” is a day on which our common shares:

•	are not suspended from trading on any national or regional securities exchange or association or in the over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or in the over-the-counter market that is the primary market for the trading of our common shares.

For purposes of calculating the “closing price” of our common shares, if a reorganization event (as defined below under “—Reorganization Events”) has occurred and (1) the exchange property consists only of shares of common stock, the “closing price” shall be based on the closing price of such common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per KeyCorp common share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per KeyCorp common share and (z) the value (as determined by our board of directors from time to time) of any other securities or property paid to our shareholders in connection with the reorganization event.

For purposes of this prospectus supplement, all references to the closing price and last reported sale price of one of our common shares on the NYSE shall be such closing price and last reported sale price as reflected on the website of the NYSE (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NYSE shall govern.

To exercise the mandatory conversion right described above, we must give notice by (i) providing a notice of such conversion to each holder of our Series A Preferred Stock or (ii) issuing a press release and making this information available on our website. The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no less than ten days, and no more than 20 days, after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of our common shares to be issued upon conversion of each share of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock to be converted.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of Series A Preferred Stock will be entitled to receive common shares upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the common shares outstanding at such time. Any purported delivery of our common shares upon conversion of Series A Preferred Stock shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the common shares outstanding at such time. If any delivery of our common shares owed to a holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in its being the beneficial owner of more than 9.9% of the common shares outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Series A Preferred Stock to convert mandatorily.

Conversion Procedures

Conversion into our common shares will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, certificates representing our common shares will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the conversion agent if shares of the Series A Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Series A Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date.

If a holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Series A Preferred Stock into our common shares in accordance with the terms of the notice delivered by us described below. Payments of cash for dividends and in lieu of fractional shares and, if our common shares are to be delivered, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the common shares and/or securities issuable upon conversion of the Series A Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the common shares and/or securities issuable upon conversion of the Series A Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common shares or other securities issuable upon conversion, by virtue of holding the Series A Preferred Stock.

Conversion Upon Certain Acquisitions

General. The following provisions will apply if, prior to the conversion date, one of the following events occurs prior to the conversion date for shares of Series A Preferred Stock:

•

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common shares; or

•

consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common shares will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions;” provided, however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration (as determined by our board of directors) received by holders of our common shares in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or on securities exchanges in the European Economic Area when issued or exchanged in connection with a make-whole acquisition.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series A Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional common shares (the “make-whole shares”) as described below.

We will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised, which shall be 30 days after the effective date of the make-whole acquisition. We will also notify holders on the effective date of such make-whole acquisition, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of Series A Preferred Stock, if the Series A Preferred Stock is held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert a holder must comply with the requirements listed above under “—Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder’s shares of Series A Preferred Stock will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Series A Preferred Stock for each share price and effective date set forth below:

	Share Price
	$11.75	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00	$20.00	$25.00	$30.00	$50.00	$100.00
Effective Date
June 18, 2008	1.4184	1.4184	1.2987	1.1200	0.9749	0.8556	0.7566	0.6734	0.5429	0.3431	0.2352	0.0771	0.0000
June 15, 2009	1.4184	1.4184	1.2833	1.1057	0.9615	0.8369	0.7030	0.6162	0.4816	0.2823	0.1807	0.0466	0.0000
June 15, 2010	1.4184	1.4184	1.2603	1.0914	0.9451	0.8074	0.6939	0.5999	0.4558	0.2494	0.1508	0.0350	0.0000
June 15, 2011	1.4184	1.4184	1.2295	1.0771	0.9295	0.7774	0.6527	0.5502	0.3957	0.1874	0.0993	0.0172	0.0000
June 15, 2012	1.4184	1.4055	1.1910	1.0628	0.8811	0.7057	0.5629	0.4467	0.2782	0.0803	0.0211	0.0000	0.0000
June 15, 2013	1.4184	1.3639	1.1526	1.0485	0.8517	0.6105	0.4377	0.2884	0.0688	0.0000	0.0000	0.0000	0.0000
June 15, 2014	1.4184	1.3805	1.1757	1.0771	0.8784	0.6292	0.4494	0.2940	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2015	1.4184	1.3972	1.1987	1.1057	0.9050	0.6480	0.4612	0.2996	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2016	1.4184	1.4139	1.2218	1.1342	0.9317	0.6667	0.4730	0.3051	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2017	1.4184	1.4184	1.2449	1.1628	0.9584	0.6855	0.4847	0.3107	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2018	1.4184	1.4184	1.2680	1.1914	0.9850	0.7042	0.4965	0.3162	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (the “share price”) paid per share of our common shares in such transaction. If the holders of our common shares receive only cash (in a single per share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the share price shall be the cash amount paid per share. For purposes of the preceding sentence as applied to a make-whole acquisition described in the first bullet of the definition of that term, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of our common equity representing more than 50% of the voting power of our common shares was a tender offer for more than 50% of our outstanding common shares. Otherwise, the share price shall be the average of the closing price per share of our common shares on the 10 trading days up to but not including the effective date.

The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Series A Preferred Stock is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-Dilution Rate Adjustments.”

The exact share price and effective dates may not be set forth in the table, in which case:

•

if the share price is between two share price amounts in the table or the effective date is between two dates in the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	if the share price is in excess of $100.00 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Series A Preferred Stock; and

•	if the share price is less than $11.75 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Series A Preferred Stock.

Our obligation to deliver make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

Conversion Upon Fundamental Change

In lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than $11.75, which is the public offering price of our common shares in the Common Share Offering, subject to adjustment (a “fundamental change”), a holder may elect to convert each share of Series A Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $5.875, which is 50% of the public offering price of our common shares in the Common Share Offering, subject to adjustment (the “base price”). The base price will be adjusted as of any date that the conversion rate of the Series A Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 17.0213 shares of our common shares per share of Series A Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In lieu of issuing common shares upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each common share otherwise issuable upon conversion.

The “reference price” shall be the “share price” as defined above in the paragraph immediately succeeding the table under “—Conversion Upon Certain Acquisitions—Make-Whole Shares.”

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “—Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Series A Preferred Stock will remain outstanding until otherwise converted.

We will notify holders, at least 20 days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder’s fundamental change conversion right must be exercised. We also will provide notice to holders on the effective date of a fundamental change, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “—Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of Series A Preferred Stock will remain outstanding (subject to the holder electing to convert such holder’s shares as described above under “—Conversion Upon Certain Acquisitions”).

Reorganization Events

In the event of:

(a)	any consolidation or merger of us with or into another person in each case pursuant to which our common shares will be converted into cash, securities or other property, of us or another person;

(b)	any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, in each case pursuant to which our common shares will be converted into cash, securities or other property;

(c)	any reclassification of our common shares into securities, including securities other than our common shares; or

(d)	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition, each of which is referred to as a “reorganization event,”

each share of the Series A Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series A Preferred Stock, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of our common shares that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of our common shares have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Series A Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of our common shares that affirmatively make an election. Holders have the right to convert their shares of Series A Preferred Stock in the event of certain acquisitions as described under “—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change.” In connection with certain reorganization events, holders of the Series A Preferred Stock may have the right to vote as a class. See “—Voting Rights.”

Anti-Dilution Rate Adjustments

The conversion rate will be adjusted, without duplication, if certain events occur:

(1)	the issuance of our common shares as a dividend or distribution to all holders of our common shares, or a subdivision or combination of our common shares (other than in connection with a transaction constituting a reorganization event), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x (OS1 ÷ OS0)

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

OS0	=	the number of our common shares outstanding at the close of business on the record date prior to giving effect to such event

OS1	=	the number of our common shares that would be outstanding immediately after, and solely as a result of, such event

Notwithstanding the foregoing, no adjustment will be made for the issuance of our common shares as a dividend or distribution to all holders of our common shares that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable dividend threshold amount (as defined in clause (4) below). For purposes of this paragraph, the amount of any such dividend or distribution will equal the number of such shares being issued multiplied by the average of the VWAP (as defined below) of our common shares over each of the five consecutive trading days prior to the ex-date for such dividend or distribution.

(2)	the issuance to all holders of our common shares of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a transaction constituting a reorganization event) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase our common shares (or securities convertible into our common shares) at less than (or having a conversion price per share less than) the current market price of our common shares as of the record date, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(OS0 + X) ÷ (OS0 + Y)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

OS0	=	the number of our common shares outstanding at the close of business on the record date

X	=	the total number of our common shares issuable pursuant to such rights or warrants (or upon conversion of such securities)

Y	=	the number of shares equal to the quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of our common shares over each of the ten consecutive VWAP trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants

However, the conversion rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.

(3)	the dividend or other distribution to all holders of our common shares of shares of our capital stock (other than common shares) or evidences of our indebtedness or our assets (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) below, any dividend or distribution in connection with a transaction constituting a reorganization event or any spin-off to which the provisions set forth below in this clause (3) apply) in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [SP0 ÷ (SP0 – FMV)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price as of the record date

FMV	=	the fair market value (as determined by our board of directors) on the record date of the shares of capital stock, evidences of indebtedness or assets so distributed, applicable to one of our common shares

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on our common shares consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE, the Nasdaq Stock Market or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0 x [(FMV0 + MP0) ÷ MP0]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

FMV0	=	the average of the VWAP of the capital stock or similar equity interests distributed to holders of our common shares applicable to one of our common shares over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or in the over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of our common shares applicable to one of our common shares as determined by our board of directors

MP0	=	the average of the VWAP of our common shares over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association, or in the over-the-counter market, on which our common shares are then traded or quoted

(4)	We make a distribution consisting exclusively of cash to all holders of our common shares, excluding (a) any regular cash dividend on our common shares to the extent that the aggregate regular cash dividend per share of our common shares does not exceed $0.1875 in any fiscal quarter (the “dividend threshold amount”) and (b) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (5) below, in which event, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [SP0 ÷ (SP0 – C)]

Where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price as of the record date

C	=	the amount in cash per share equal to (1) in the case of a regular quarterly dividend, the amount we distribute to holders or pay, less the dividend threshold amount, or (2) in any other case, the amount we distribute to holders or pay

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (4).

(5)	We or one or more of our subsidiaries make purchases of our common shares pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common shares to the extent that the cash and value (as determined by our board of directors) of any other consideration included in the payment per share of our common shares validly tendered or exchanged exceeds the VWAP per share of our common shares on the VWAP trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(FMV + (SP1 x OS1)) ÷ (SP1 x OS0)]

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date

CR1	=	the conversion rate in effect immediately after the expiration date

FMV	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1	=	the number of our common shares outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares

OS0	=	the number of our common shares outstanding at the expiration time, including any purchased shares

SP1	=	the average of the VWAP of our common shares over each of the ten consecutive VWAP trading days commencing with the VWAP trading day immediately after the expiration date

“Record date” means, for purposes of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common shares have the right to receive any cash, securities or other property or in which our common shares (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common shares entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Current market price” of our common shares on any day means the average of the VWAP of our common shares over each of the ten consecutive VWAP trading days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (1) through (5) above. For purposes of the foregoing, “ex-date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“VWAP” per share of our common shares on any VWAP trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “KEY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP trading day until the close of trading on the relevant VWAP trading day (or if such volume-weighted average price is unavailable, the market price of one of our common shares on such VWAP trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with us) retained for this purpose by us, which investment banking firm may be an underwriter of the Series A Preferred Stock offered hereby).

A “VWAP trading day” means, for purposes of determining a VWAP, a business day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a market disruption event. A “market disruption event” means any of the following events that has occurred:

•

any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common shares or in futures or option contracts relating to our common shares on the relevant exchange or quotation system;

•

any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) in general to effect transactions in, or obtain market values for, our common shares on the relevant exchange or quotation system or futures or options contracts relating to our common shares on any relevant exchange or quotation system; or

•

the failure to open of the exchange or quotation system on which futures or options contracts relating to our common shares are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or carrying the right to purchase any of the foregoing or for the repurchase of our common shares. An adjustment to the conversion rate also need not be made for a transaction referred to in clauses (1) through (5) above if holders of the Series A Preferred Stock may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate in light of the basis and notice on which holders of our common shares participate in the transaction. In addition, no adjustment to the conversion rate need be made for a change in the par value or no par value of our common shares.

We may, but shall not be required to, make such increases in the conversion rate, in addition to those that are required, as our board of directors considers to be advisable in order to avoid or diminish any income tax to any holders of our common shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason. We may also make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of shares (or rights to acquire stock) or from any event treated as such for income tax purposes.

In the event of a taxable distribution to holders of our common shares that results in an adjustment of the conversion rate, or an increase in the conversion rate at our discretion, holders of Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. We intend to withhold tax with respect to any deemed distribution from cash payments made on the Series A Preferred Stock.

We may from time to time, to the extent permitted by law and subject to the applicable rules of the NYSE, increase the conversion rate of the Series A Preferred Stock by a specified amount for a period of at least 20 business days. In that case, we will give at least 15 calendar days’ prior notice of such increase.

No adjustment in the conversion rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon the date of any mandatory conversion at our option, a make-whole acquisition or a fundamental change.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Whenever the conversion rate is adjusted, we must deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the Series A Preferred Stock of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the conversion rate was adjusted.

Fractional Shares

No fractional shares of our common shares will be issued to holders of the Series A Preferred Stock upon conversion. In lieu of any fractional shares of common shares otherwise issuable in respect of the aggregate number of shares of the Series A Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common shares determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of Series A Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

Miscellaneous

KeyCorp will at all times reserve and keep available out of the authorized and unissued shares of our common shares, solely for the issuance upon the conversion of the Series A Preferred Stock, that number of shares of our common shares as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding. Any shares of the Series A Preferred Stock converted into shares of our common shares or otherwise reacquired by us shall resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and shall be available for subsequent issuance.

All payments and distributions (or deemed distributions) on the Series A Preferred Stock (and on the shares of our common shares received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders.

Voting Rights

Except as provided below, the holders of the Series A Preferred Stock will have no voting rights.

Whenever dividends on any series of preferred stock, including but not limited to the Series A Preferred Stock, have not been declared and paid for six or more dividend periods, whether or not consecutive and whether or not actually declared by the board of directors (a “Nonpayment”), the holders of the Series A Preferred Stock, together with holders of all other outstanding series of our preferred stock, will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”). In that event, the number of directors on our board of directors shall automatically increase by two and, at the written request of not less than 20 percent of the total number of shares of our preferred stock, including but not limited to the Series A Preferred Stock, at the time outstanding, a special meeting of the holders of all such outstanding series of our preferred stock, including the Series A Preferred Stock, shall be called for the election of the two directors (unless such request is received less than 120 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full cumulative dividends for all past dividend payment periods on all outstanding series of our preferred stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year.

The Preferred Directors elected will serve until the next annual meeting of shareholders or until any respective successor is elected and qualifies. If and when full non-cumulative dividends have been regularly paid for at least a full year following a Nonpayment and all past accumulated dividends on cumulative preferred stock have been paid or declared and a sum sufficient for the payment of such dividends has been set aside, the holders of the Series A Preferred Stock shall be divested of the foregoing voting rights, along with holders of all other outstanding series of our preferred stock (subject to revesting in the event of any subsequent Nonpayment), and the term of office of the Preferred Directors elected shall continue until our next annual meeting. If any vacancy shall occur in the office of any Preferred Director prior to the end of the term of office, such vacancy shall be filled for the unexpired term by the appointment by the remaining Preferred Director (or Preferred Directors) of a new Preferred Director for the unexpired term of such former Preferred Director. The Preferred Directors shall each be entitled to one vote per director on any matter. The right to elect Preferred Directors shall be subject to the same provisions described above in the case of future dividend defaults.

If the holders of Series A Preferred Stock become entitled to vote for the election of directors, the Series A Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series A Preferred Stock may become subject to regulation under the Bank Holding Company Act and/or certain acquisitions of Series A Preferred Stock may be subject to prior approval by the Federal Reserve.

The affirmative vote or consent of the holders of at least two-thirds of all of the shares of the then outstanding shares of preferred stock, including but not limited to the Series A Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of such outstanding shares of preferred stock shall vote separately as a class, shall be required to amend, alter or repeal the provisions of our Amended and Restated Articles of Incorporation or our regulations which would be substantially prejudicial to the voting powers, rights, or preferences of the holders of such outstanding shares of preferred stock (including the Series A Preferred Stock); provided, however, that neither the amendment of our Amended and Restated Articles of Incorporation to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to or on a parity with our preferred stock, nor the amendment of our regulations so as to change the number of our directors, will be deemed to be substantially prejudicial to the voting powers, rights, or preferences of the holders of our preferred stock, and accordingly any such amendment referred to in this proviso may be made without the vote or consent of the holders of our preferred stock (including the holders of the Series A Preferred Stock); and provided further that if any amendment, alteration, or repeal would be substantially prejudicial to the rights or preferences of one or more but not all of the then outstanding series of our preferred stock, the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of the series so affected shall also be required.

The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of our preferred stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of all such outstanding shares of our preferred stock shall vote as a single class shall be required to effect any one or more of the following:

•	The authorization of, or the increase in the authorized number of, any shares of any class ranking senior to our preferred stock; or

•

The purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding shares of our preferred stock except in accordance with a purchase offer made to all holders of record of such preferred stock, unless all dividends on all preferred stock then outstanding for all previous dividend periods shall have been declared and paid or funds sufficient for the payment of those dividends have been set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

Conversion Agent, Transfer Agent and Registrar

Computershare Investor Services LLC will be the conversion agent, transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

Form of Series A Preferred Stock

The Series A Preferred Stock shall be issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement” in this prospectus supplement.

DESCRIPTION OF COMMON SHARES

The following section is a summary and does not describe every aspect of the common shares. We urge you to read our articles of incorporation and regulations because they describe your rights as a holder of common shares. We have filed our articles of incorporation and regulations as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of our articles of incorporation and regulations.

We may issue common shares in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this prospectus supplement, we are authorized to issue up to 1,400,000,000 common shares. As of March 31, 2008, we had issued 491,888,780 common shares (including 91,818,259 common shares held in treasury). Our common shares are traded on the New York Stock Exchange. The transfer agent and registrar for our common shares is Computershare Investor Services LLC.

General

Holders of common shares are not entitled to preemptive or preferential rights. Our common shares have no redemption or sinking fund provisions applicable thereto. Our common shares do not have any conversion rights. The rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

We may issue authorized but unissued common shares in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries, and our Direct Registration Plan.

The outstanding common shares are fully paid and non-assessable and future issuances of common shares, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of common shares are entitled to share equally, share for share, in such dividends. The payment of dividends on our common shares is subject to the prior payment of dividends on our preferred stock.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common shares are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of any series of preferred stock, holders of common shares have exclusive voting rights and are entitled to one vote for each common share on all matters voted upon by the shareholders. Holders of common shares do not have the right to cumulate their voting power.

Share Repurchase Program

Our board of directors has authorized a share repurchase program described in our quarterly reports on Form 10-Q and filed with the SEC (see “Where You Can Find More Information” above). At June 12, 2008, a remaining balance of approximately 14.0 million shares may be repurchased under this authorization.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the Series A Preferred Stock under a book-entry system in the form of one or more global certificates. We will register the global certificates in the name of Cede & Co., as a nominee for The Depository Trust Company, New York, New York (the “depositary” or “DTC”), and deposit the global certificate(s) with the depositary.

Following the issuance of the Series A Preferred Stock in book-entry only form, the depositary will credit the accounts of its participants with shares of Series A Preferred Stock upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in shares of the Series A Preferred Stock. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such Series A Preferred Stock in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in shares of Series A Preferred Stock.

So long as the depositary or its nominee is the registered owner of a global certificate, we and Computershare Investor Services LLC will treat the depositary as the sole owner or holder of the Series A Preferred Stock. Therefore, except as set forth below, you will not be entitled to have shares of Series A Preferred Stock registered in your name or to receive physical delivery of any Series A Preferred Stock. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder of Series A Preferred Stock. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the Series A Preferred Stock either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

We will pay dividends on the Series A Preferred Stock to or as directed by DTC as the registered holder of the Series A Preferred Stock. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor Computershare Investor Services LLC will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of DTC, Clearstream or Euroclear, as applicable, and their participants.

If we discontinue the book-entry only form of registration, we will replace the global certificate(s) with shares of Series A Preferred Stock in certificated form registered in the names of the beneficial owners.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream is incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in many currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depositary and custodial relationships. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the Series A Preferred Stock. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the Series A Preferred Stock held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars, Sterling, Euro and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the Series A Preferred Stock. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to shares of Series A Preferred Stock held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

Settlement

You will be required to make your initial payment for shares of Series A Preferred Stock in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Series A Preferred Stock in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of shares of Series A Preferred Stock received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such shares of Series A Preferred Stock settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of shares of Series A Preferred Stock by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of shares of Series A Preferred Stock among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Series A Preferred Stock. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Series A Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Series A Preferred Stock as “capital assets” and who purchase the Series A Preferred Stock in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the Series A Preferred Stock.

Beneficial owners of Series A Preferred Stock will be treated as owners of the Series A Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of Series A Preferred Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Dividends. Distributions with respect to the Series A Preferred Stock will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series A Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series A Preferred Stock, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual U.S. holder in respect of the Series A Preferred Stock in taxable years beginning before January 1, 2011 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets). In addition, subject to similar exceptions for short-term and hedged positions, distributions on the Series A Preferred Stock constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the Series A Preferred Stock equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Conversion of the Series A Preferred Stock into Common Shares. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common shares upon the conversion of the Series A Preferred Stock. The adjusted tax basis of common shares received on conversion will equal the adjusted tax basis of the Series A Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common shares exchanged for cash, as described below), and the holding period of such common shares received on conversion will generally include the period during which the converted Series A Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional share of our common shares will generally be treated as a payment in a taxable exchange for such fractional share of our common shares, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of our common shares. Any cash received attributable to any declared and unpaid dividends on the Series A Preferred Stock will be treated as described above under “—Dividends.”

In the event a U.S. holder’s Series A Preferred Stock is converted pursuant to an election by the holder in the case of certain acquisitions (see “Description of Series A Preferred Stock—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change”), or is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Series A Preferred Stock—Reorganization Events”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its own tax adviser to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate. The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series A Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—Dividends,” if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common shares or in connection with certain acquisitions (see “Description of Series A Preferred Stock—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change”) will generally give rise to a deemed taxable dividend to the holders of the Series A Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Series A Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common shares. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series A Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Information reporting and backup withholding on U.S. holders. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or redemption of the Series A Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”). Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns will generally be filed with the IRS in connection with the payment of dividends on the Series A Preferred Stock to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the Series A Preferred Stock.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the Series A Preferred Stock. For this purpose, a non-U.S. holder is a beneficial owner of Series A Preferred Stock other than a U.S. holder or partnership.

Dividends. Generally, dividends paid to a non-U.S. holder with respect to the Series A Preferred Stock will be subject to U.S. federal income and withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder (and the non-U.S. holder provides the payor with a properly completed Form W-8ECI). Dividends that are effectively connected with such trade or business (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the Series A Preferred Stock so long as:

•

the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder); and

•

in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to tax if certain other conditions are met).

Conversion into Common Shares. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common shares upon the conversion of the Series A Preferred Stock, except with respect to any cash received in lieu of a fractional share of our common shares that is taxable as described above under “—Dispositions.”

Adjustment of Conversion Rate. As described above under “—U.S. Holders—Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Dividends.” We intend to withhold tax with respect to any deemed distribution from cash payments made on the Series A Preferred Stock.

Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption. Payments subject to U.S. withholding tax will not also be subject to backup withholding.

Payment by a U.S. office of a broker of the proceeds of a sale of the Series A Preferred Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Series A Preferred Stock if such sale is effected through a foreign office of a broker. Payments subject to U.S. withholding tax will not also be subject to backup withholding.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, or a “Plan,” to acquire or hold the Series A Preferred Stock should consider whether an investment in the Series A Preferred Stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, or collectively, “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of the Series A Preferred Stock by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Series A Preferred Stock is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the Series A Preferred Stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the Series A Preferred Stock is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. Each purchaser or holder of the Series A Preferred Stock or any interest therein, and each person making the decision to purchase or hold the Series A Preferred Stock on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any) that on each day from the date on which the purchaser or holder acquires its interest in the Series A Preferred Stock to the date on which the purchaser disposes of its interest in the Series A Preferred Stock, that such purchaser and holder, by its purchase or holding of the Series A Preferred Stock or any interest therein that (a) its purchase and holding of the Series A Preferred Stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the Series A Preferred Stock is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the Series A Preferred Stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither KeyCorp nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Series A Preferred Stock and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the Series A Preferred Stock. Each purchaser and holder of the Series A Preferred Stock or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the Series A Preferred Stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Series A Preferred Stock on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

UNDERWRITING

Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the respective number of shares of Series A Preferred Stock set forth opposite the underwriter’s name below:

Underwriters	Number of Shares of Series A Preferred Stock
Citigroup Global Markets Inc.	3,250,000
KeyBanc Capital Markets Inc.	1,040,000
UBS Securities LLC	1,040,000
Morgan Stanley & Co. Incorporated	650,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	520,000

Total	6,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Series A Preferred Stock included in this offering are subject to approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to purchase all of the shares of Series A Preferred Stock if they purchase any of the Series A Preferred Stock.

The underwriters propose to offer some of the Series A Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Series A Preferred Stock to the public, the representative may change the public offering price, concession and discount.

We have granted an option to the underwriters to purchase up to 975,000 additional shares of Series A Preferred Stock at the public offering price minus the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Series A Preferred Stock proportionate to the initial number of shares of Series A Preferred Stock purchased by that underwriter as reflected in the table above.

We have agreed, subject to certain exceptions with respect to, inter alia, stock options or other stock awards pursuant to our employee benefit and related plans and the concurrent Common Share Offering, that we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our common shares, or any securities convertible into, exchangeable for or that represent the right to receive our common shares (other than Series A Preferred Stock and the KeyCorp common shares that may be issued upon the conversion thereof), without the prior written consent of Citigroup Global Markets Inc., for a period of 90 days after the date of this prospectus supplement.

In addition, certain of our directors and senior officers have agreed, subject to certain exceptions with respect to, inter alia, gifts, transfers to family members, estate planning transactions and transfers by operation of law, that such directors and senior officers will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive KeyCorp common shares, except with the prior written consent of Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus supplement.

In accordance with Regulation M under the Exchange Act, the underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions involve bids to purchase shares of Series A Preferred Stock so long as the stabilizing bids do not exceed a specified maximum price.

•

Covering transactions involve exercises of the underwriters’ over-allotment option or purchases of shares of Series A Preferred Stock in the open market after the distribution has been completed in order to cover short positions.

These transactions may cause the price of shares of Series A Preferred Stock to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering syndicate short positions or making stabilizing purchases, purchases shares of Series A Preferred Stock originally sold by that syndicate member.

We have been advised by the underwriters that, prior to purchasing the Series A Preferred Stock and the common shares being offered in the Common Share Offering, on the date of this prospectus supplement the sole bookrunner purchased, on behalf of the syndicate, an aggregate of 1,669,800 common shares at an average price of $11.9217 per share in stabilizing transactions.

Prior to this offering, there has been no public market for the Series A Preferred Stock. We will apply to list the Series A Preferred Stock on the New York Stock Exchange under the symbol “KEY PrG.” If approved for listing, trading of the Series A Preferred Stock on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Stock. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of trading on the New York Stock Exchange, but they are not obligated to do so, and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the Series A Preferred Stock.

After the distribution of the Series A Preferred Stock, KeyBanc Capital Markets Inc., a joint lead manager of this offering, will not be able to make a market in the Series A Preferred Stock due to certain regulatory restrictions arising from its affiliation with KeyCorp. Additionally, KeyBanc Capital Markets Inc. will not be able to effect any transactions for certain of its customers in the Series A Preferred Stock except on an unsolicited basis.

KeyBanc Capital Markets Inc. is a subsidiary of KeyCorp. Accordingly, the offering of the Series A Preferred Stock will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the FINRA. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer. Additionally, KeyBanc Capital Markets Inc. is not permitted to and will not be publishing research reports or otherwise expressing opinions or providing recommendations regarding KeyCorp or its securities.

KeyCorp’s affiliates may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Series A Preferred Stock in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 975,000 shares.

	No Exercise	Full Exercise
Per share of Series A Preferred Stock	$3.00	$3.00
Total	$19,500,000	$22,425,000

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. One of the underwriters, KeyBanc Capital Markets Inc., is our wholly owned broker-dealer subsidiary.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make because of any of those liabilities.

The underwriters have agreed that they will not offer, sell or deliver any Series A Preferred Stock, directly or indirectly, or distribute this prospectus supplement and accompanying prospectus or any other offering material related to the Series A Preferred Stock, in or from any jurisdiction, except when to the best knowledge and belief of such underwriters it is permitted under applicable laws and regulations. In so doing, such underwriters will not impose any obligations on KeyCorp, except as set forth in the underwriting agreement.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of Series A Preferred Stock described in this prospectus supplement and the accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to Series A Preferred Stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities may be offered:

•	to legal entities which are authorized or regulated to operate in the financial markets or if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Series A Preferred Stock shall require the issuer or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Series A Preferred Stock described in this prospectus supplement and accompanying prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Series A Preferred Stock to the public” in relation to any Series A Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series A Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for the Series A Preferred Stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The sellers of Series A Preferred Stock have not authorized and do not authorize the making of any offer of Series A Preferred Stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of Series A Preferred Stock as contemplated in this prospectus supplement and accompanying prospectus. Accordingly, no purchaser of Series A Preferred Stock, other than the underwriters, is authorized to make any further offer of Series A Preferred Stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

The contents of this prospectus supplement and the accompanying prospectus have not been approved by an authorized person (within the meaning of the Financial Services and Markets Act 2000) (“FMSA”) as required by Section 21 of FMSA. This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents. Any investment or investment activity to which this prospectus supplement and accompanying prospectus relate is available in the United Kingdom only to relevant persons, and will be engaged in only with such persons.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been registered under the Securities and Exchange Law of Japan, and the underwriters have not offered or sold and will not offer or sell, directly or indirectly, the Series A Preferred Stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, none of this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series A Preferred Stock may be circulated or distributed, nor may any Series A Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Series A Preferred Stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Series A Preferred Stock pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Notice to Prospective Investors in Hong Kong

The Series A Preferred Stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Series A Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series A Preferred Stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

VALIDITY OF SECURITIES

The validity of the Series A Preferred Stock will be passed upon for KeyCorp by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Squire, Sanders & Dempsey L.L.P. as to matters of Ohio law. Sullivan & Cromwell LLP regularly performs legal services for us and our subsidiaries.

EXPERTS

The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and KeyCorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, Ernst & Young LLP’s separate report dated May 5, 2008, included in KeyCorp’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Securities Act of 1933.

127 Public Square

Cleveland, Ohio 44114-1306

(216) 689-6300

KeyCorp

Debt Securities

Preferred Stock

Depositary Shares

Common Shares

Warrants

Units

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any applicable pricing supplement.

These securities will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock is listed on the New York Stock Exchange under the symbol “KEY.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 12, 2008.

i

The words “Key,” “Company,” “we,” “our,” “ours” and “us” as used herein refer to KeyCorp and its subsidiaries, unless otherwise stated. The word “SEC” as used herein refers to the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2007.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•

Current Reports on Form 8-K filed on January 22, 2008 (two reports), February 19, 2008, February 27, 2008, March 3, 2008, April 17, 2008, April 28, 2008 (filed on Form 8-K/A), May 29, 2008 and June 12, 2008.

Unless stated otherwise in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Investor Relations

(216) 689-6300

1

CONSOLIDATED EARNINGS RATIOS

The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2007, and for each of the three-month periods ended March 31, 2008 and 2007.

For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, we divided consolidated income, before income taxes and the cumulative effect of accounting changes, plus fixed charges by fixed charges. Fixed charges consist of:

•	consolidated interest expense, excluding or including interest on deposits, as the case may be; and

•	that portion of rental expense that is deemed representative of the interest factor, net of income from subleases.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratios of earnings to fixed charges
Excluding deposit interest	2.46x	2.91x	2.15x	2.61x	2.93x	3.64x	3.42x
Including deposit interest	1.50x	1.72x	1.42x	1.63x	1.86x	2.15x	2.00x
Ratios of earnings to combined fixed charges and preferred stock dividends
Excluding deposit interest	2.46x	2.91x	2.15x	2.61x	2.93x	3.64x	3.42x
Including deposit interest	1.50x	1.72x	1.42x	1.63x	1.86x	2.15x	2.00x

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by counsel identified in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and KeyCorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2008, included in KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Act.

2

KeyCorp

6,500,000 Shares

7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

PROSPECTUS

SUPPLEMENT

June 12, 2008

(To Prospectus Dated June 12, 2008)

Citi

KeyBanc Capital Markets

UBS Investment Bank

Morgan Stanley

Merrill Lynch & Co.